Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-8 (Nos. 333-198488, 333-203141, 333-210495, 333-215456 and 333-222912) and Form S-3 (No. 333-217106) of our report dated March 9, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, and the effectiveness of Matinas BioPharma Holdings, Inc. and Subsidiaries internal control over financial reporting as of December 31, 2019, which reports are included in this Annual Report on Form 10-K. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 expresses an adverse opinion because of the material weakness.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

March 9, 2020